Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-157169) pertaining to the Farmer Bros. Co. 2007 Omnibus Plan of our report dated October 9, 2013, with respect to the consolidated financial statements of Farmer Bros. Co., included in this Annual Report (Form 10-K) for the year ended June 30, 2015.

/s/ Ernst & Young LLP
Los Angeles, California
September 10, 2015